                                                                    EXHIBIT 21.1



                              AUSPEX SYSTEMS, INC.

                              (AS OF JUNE 30, 1997)




                                           DATE OF
         NAME                           INCORPORATION           PLACE OF INCORPORATION
         ----                           -------------           ----------------------
Auspex International, Inc.                 07/19/93              California, USA

Systemes Auspex, Inc.                      07/02/93              Quebec, Canada

Auspex Systems Limited                     08/23/93              Reading, United Kingdom

Auspex Systems GmbH                        09/24/93              Munich, Germany

Auspex Systems S.A.                        12/23/93              Paris, France

Auspex Foreign Sales Corporation           08/03/92              Barbados